UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2021

1895 Bancorp of Wisconsin, Inc.

(Exact Name of Registrant as Specified in Charter)

Federal	001-38778	83-3078306
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7001 West Edgerton Avenue, Greenfield, Wisconsin		53220
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (414) 421-8200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BCOW	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 19, 2021, the Boards of Directors of 1895 Bancorp of Wisconsin, Inc. (the “Company”) and PyraMax Bank, FSB (the “Bank”) appointed David R. Ball as President and Chief Operating Officer of the Company and the Bank, effective February 22, 2021. Mr. Ball, age 52, had previously served as Managing Director/Group Head of BMO Harris Bank Financial Institutions Group since 2004. On January 25, 2021, the Company issued a press release announcing Mr. Ball’s appointment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On January 19, 2021, the Bank and Mr. Ball executed an Employment Offer Letter. The Employment Offer Letter sets forth the basic terms and benefits of Mr. Ball’s employment as President and Chief Operating Officer of the Company and the Bank. Pursuant to the Employment Offer Letter, Mr. Ball will receive a $100,000 signing bonus upon entering into an employment agreement with the Bank. Mr. Ball will also be granted 11,436 restricted stock awards and 28,350 stock options to purchase Company common stock within 30 days of beginning employment with the Company and the Bank.

On January 19, 2021, the Bank entered into an employment agreement with Mr. Ball. Mr. Ball’s employment agreement has an initial term of three years. At least 30 days prior to the anniversary date of the agreement and each anniversary date thereafter, the disinterested members of the Board of Directors must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement.

The employment agreement provides for an annual base salary of $290,000. The base salary may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition, Mr. Ball is eligible for an annual performance based bonus with a bonus potential equal to 30% of his base salary, the possibility of a discretionary bonus, as well as other benefit plans that are made available to management employees. In addition, Mr. Ball will be entitled to 300 hours of paid time off each year. Mr. Ball’s employment agreement also provides that the Bank will pay the cost of initiation fees and membership fees for Mr. Ball to join Westmoor Country Club in the State of Wisconsin. Mr. Ball will be reimbursed for all reasonable business expenses incurred.

In the event of involuntary termination of employment for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” Mr. Ball will receive a severance payment equal to the base salary and bonus(es) that he would have earned during the remaining term of the employment agreement, payable in a lump sum within 30 days following termination of employment. In addition, Mr. Ball will be entitled to continued life insurance and non-taxable medical and dental insurance coverage, at the Bank’s expense, substantially comparable to his coverage prior to termination. For purposes of the employment agreement, “good reason” is defined as: (i) the failure to appoint or re-elect the executive to his executive position or a material change in executive’s function, duties, or responsibilities, which change would cause his position to become one of lesser responsibility, importance, or scope; (ii) a relocation of the executive’s principal place of employment by more than 35 miles from his principal place of employment as of the initial effective date of the employment agreement; (iii) a material reduction in benefits and perquisites, including base salary (except for any reduction that is part of a good faith, overall reduction of such benefits applicable to all officers or employees of the Bank); (iv) a liquidation or dissolution of the Bank; or (v) a material breach of the employment agreement by the Bank. In order to be entitled to the termination benefit set forth above, Mr. Ball will be required to enter into a release of claims against the Company and the Bank.

In the event of involuntary termination of employment other than for cause, disability or death, or in the event of resignation for “good reason,” following the effective date of a change in control of the Company or the Bank, Mr. Ball will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of (i) his highest rate of base salary payable at any time under the agreement, plus (ii) his highest bonus from the prior three completed fiscal years. Such payment will be payable in a lump sum within 10 days following the date of termination. In addition, Mr. Ball would be entitled, at the Bank’s (or its successor’s) expense, to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage for 36 months following termination.

Should Mr. Ball become disabled, he will be entitled to disability benefits, if any, provided under a long-term (or short-term) disability plan sponsored by the Bank and will receive substantially comparable non-taxable medical and dental benefit coverage until the earlier of (i) the date he returns to full-time employment at the Bank, (ii) the date he is employed full-time by another employer, or (iii) 12 months from the date of executive’s termination due to disability. In the event of death while employed, his estate or beneficiary will be paid his base salary for six months following death, and his family will continue to receive non-taxable medical and dental coverage for 12 months after his death.

Upon any termination of employment (other than a termination in connection with a change in control), Mr. Ball will be required to adhere to a one-year non-competition covenant. In addition, Mr. Ball will be prohibited for a period of one year from (i) soliciting employees of the Bank or any affiliate for the purpose of having such person(s) terminate employment with the Bank or its affiliates and provide services or accept employment with a competing business, and (ii) contacting any person or entity to which the Company, Bank or subsidiary sold any product or services, or which Mr. Ball solicited, contacted or otherwise dealt with on behalf of the Company, Bank or a subsidiary within one year of his termination or which he was aware was a client of the Company Bank or subsidiary at the time of his termination. Mr. Ball also must maintain and not disclose the confidential information of the Bank.

The foregoing descriptions of the Employment Offer Letter and Mr. Ball’s employment agreement are qualified in their entirety by reference to the Employment Offer Letter, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and the employment agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2.

In connection with Mr. Ball’s appointment, on January 19, 2021, Richard B. Hurd resigned as President of the Company and the Bank effective February 22, 2021. Mr. Hurd remains Chief Executive Officer of the Company and the Bank.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Employment Offer Letter, dated as of January 19, 2021, by and between 1895 Bancorp of Wisconsin, Inc., PyraMax Bank, FSB and David Ball

10.2	Employment Agreement, dated as of January 19, 2021, by and between PyraMax Bank, FSB and David Ball

99.1	Press Release dated January 25, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

1895 BANCORP OF WISCONSIN, INC.

DATE: January 25, 2021	By:	/s/ Richard B Hurd
Richard B. Hurd
President and Chief Executive Officer